Filed Pursuant to Rule 433

Free Writing Prospectus dated September 28, 2006

Relating to Preliminary Prospectus dated September 13, 2006

Registration No. 333-137270

1,000,000 shares of common stock

1,000,000 redeemable warrants

FREE WRITING PROSPECTUS

The following risk factor should be read in conjunction with and incorporated in the section titled “Risks Related to Investment in Our Securities,” beginning on page 8 of the preliminary prospectus:

If the issuance of a press release and publication of a research report by an independent research firm in September 2006 are found to violate the Securities Act of 1933, we could be required to repurchase securities sold in this offering. You should rely only on statements made in this prospectus in making your investment decision.

In May 2006, we commissioned research coverage with Dutton Associates, an independent research firm (“Dutton”). On September 13, 2006, after our registration statement had been filed, and without advance warning to us, Dutton published a report containing a discussion of our business, an independent analysis of our stock price and performance, and a price target of $7.00 per share based upon Dutton’s revenue expectations for us. Dutton also issued a press release announcing that the research report was available for purchase. The press release and the research report did not disclose many of the related risks and uncertainties described in this prospectus.

You should carefully evaluate all the information in this prospectus, including the risks described in this section and throughout the prospectus. You should rely only on the information contained in this prospectus in making your investment decision, and should not rely upon Dutton’s press release or research report in any manner in making a decision whether to purchase shares of common stock or warrants in this offering.

Although neither the substance nor the timing of the analysis and conclusions contained in the research report were within our control, Dutton initiated research coverage and prepared the research report pursuant to a contract with us. If, as a result of this contractual relationship and Dutton’s issuance of the press release and publication of the research report, we are found to violate Section 5 of the Securities Act of 1933, purchasers of common stock or warrants in this offering would, under the Securities Act, have the right for a period of one year from the date of their purchase, to obtain recovery of the consideration paid in connection with their purchase or, if they had already sold the stock, sue us for damages resulting from their purchase. The total amount of these damages could potentially equal the gross proceeds of this offering, plus interest and the purchasers’ attorneys’ fees, if these investors seek recovery or damages after an entire loss of their investment. We also could be subject to enforcement actions by the Securities and Exchange Commission, resulting in injunctive relief or the imposition of fines. We would contest vigorously any claim that Dutton’s issuance of the press release and publication of the research report violate the Securities Act.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-433-9045.